Exhibit 10.15

CONFIDENTIAL

CONSULTING AGREEMENT

This agreement (the “Agreement”) is made as of January 10, 2012, by and between Huron Consulting Group Inc. (the “Company”) and Natalia Delgado, Esq. (“Consultant”).

WHEREAS, on August 17, 2009, the Company restated its financial statements for the years ended 2006, 2007 and 2008 and the first quarter of 2009 (the “Restatement”);

WHEREAS, following the Restatement, (i) the Securities and Exchange Commission (“SEC”) commenced an investigation into the facts and circumstances of the Restatement; (ii) civil plaintiffs brought a purported private shareholder class action litigation related to the Restatement; and (iii) Company shareholders brought state and federal derivative litigation related to the Restatement;

WHEREAS, the private shareholder litigation has settled and the federal derivative litigation has been dismissed with prejudice and not appealed;

WHEREAS, the SEC investigation and state derivative litigation are ongoing, and a putative shareholder recently made a demand on the Company’s Board of Directors related to the Restatement (collectively, the “continuing Restatement matters”);

WHEREAS, Consultant served as the Company’s Vice-President, General Counsel and Corporate Secretary during the period relevant to the Restatement and thus possesses personal knowledge of facts concerning the events underlying the Restatement and the investigation that led to the Restatement; and

WHEREAS, Consultant’s service as the Company’s Secretary and Senior Counsel terminated on December 31, 2011;

NOW THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

The Company hereby retains Consultant for the purpose of providing certain services requested by the Company or its counsel (“Consulting Services”) for a period commencing on January 1, 2012, and ending on December 31, 2013, in connection with the continuing Restatement matters. Such Consulting Services may include, but are not limited to, meeting with and providing factual information to the Company and/or its counsel regarding the events underlying the Restatement and the investigation that led to the Restatement and, as requested by the Company or its counsel, providing voluntary live testimony, affidavits or declarations (collectively, “testimony”) regarding the events underlying the Restatement and the investigation that led to the Restatement. For the avoidance of doubt, such Consulting Services (i) shall only include assignments specifically requested by the Company or its counsel; and (ii) shall not include legal services.

2.	In respect of the work performed pursuant to Paragraph 1 above, the Company agrees to pay Consultant a total of $25,000 to be paid in equal installments of $12,500 on January 16, 2012, and January 15, 2013. The Company agrees to reimburse all reasonable expenses incurred by Consultant in connection with the Consulting Services, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

3.	In the event Consultant provides more than twenty-five (25) hours of Consulting Services (a) during the time period from January 1, 2012 through December 31, 2012; or (b) during the time period from January 1, 2013 through December 31, 2013, Huron shall pay Consultant $400 for each additional hour worked during that time period (the “Additional Hours”). Within fifteen (15) business days of the end of each month, Consultant shall provide the Company an invoice detailing the Consulting Services provided to the Company during the previous month pursuant to this Agreement, such report to be in form reasonably acceptable to the Company. Payment for any Additional Hours shall be payable within thirty (30) business days following receipt of Consultant’s invoice.

4.	The compensation to be paid to Consultant for Consulting Services shall in no way be contingent upon the substance of any information or testimony provided by Consultant or upon the outcome of any of the continuing Restatement matters.

5.	It is understood that Consultant has been and may be exposed to materials and information that are confidential to the Company. All such material and information, written or verbal, disclosed or otherwise made known to Consultant as a result of her employment by the Company or in connection with rendering Consulting Services pursuant to this Agreement, shall be considered confidential, and shall be considered the sole property of the Company and shall be used by Consultant solely in connection with her provision of consulting services under this Agreement, and shall not be disclosed to any third party without prior approval by the Company or its counsel.

6.

The work undertaken by Consultant pursuant to this agreement is being done for the Company under the direction of the Company’s counsel and accordingly is part of its confidential attorney work product. Any work that Consultant produces or is asked to produce in connection with Consulting Services pursuant to this Agreement will be regarded by

Consultant as confidential attorney work product, and shall not be disclosed to any third party except upon express authorization by the Company or its counsel.

7.	Consultant agrees to abide by the Company’s policies with respect to the trading of Company securities, including its policies related to persons in possession of material nonpublic information, as may be in effect from time to time.

8.	Nothing herein shall be construed to create an employer-employee relationship, including an attorney-client relationship, between Consultant and the Company. Consultant shall perform the Consulting Services as an independent contractor and Consultant is not deemed an employee of the Company for any purpose. It is accordingly understood that the Company will not withhold any amounts in respect of taxes from the compensation of Consultant hereunder, and that by reason of services provided under this Agreement, Consultant shall not be entitled to receive, nor shall such Consulting Services make Consultant eligible to participate in, any benefits or privileges given or extended by the Company to its employees.

9.	This Agreement shall supersede and revoke any and all prior agreements and understandings, whether written or oral, between Consultant and the Company with respect to Consulting Services. This Agreement constitutes the entire agreement between the Company and Consultant with respect to Consulting Services, and any modification or revision hereof must be in writing. However, nothing in this Agreement shall be construed to alter or amend the provisions of the Separation Agreement and Release entered into between the parties.

10.	This Agreement is not assignable by Consultant.

11.	This Agreement shall remain in effect through December 31, 2013. Consultant’s obligations of confidentiality under Paragraphs 4 and 5 of this Agreement, however, shall survive the termination of this Agreement.

12.	This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

13.	If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

Huron Consulting Group	Natalia Delgado, Esq.

By: /s/ Diane Ratekin	By: /s/ Natalia Delgado

Date: January 10, 2012	Date: January 10, 2012

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